Resource Extraction Payment Report												Exhibit 2.01

Hecla Mining Company

For the period January 1, 2023 to December 31, 2023
Reporting Currency : United States Dollar

Payments by Payee

Country	Payee Name	Department, Agency etc. within Payee that Received Payments	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Payee	Notes
Canada	Abitibiwinni First Nation		$-	$488,385	$320,583	$-	$-	$-	$-	$-	$808,968
Canada	Eeyou Itschee James Bay Regional Government		$184,066			$-	$-	$-	$-	$-	$184,066	Municipal taxes
Canada	Government of Quebec	Finance Ministry	$-	$-	$134,036	$-	$-	$-	$-	$-	$134,036	Permits and claims fees
Canada	Government of Quebec	Revenue Ministry	$5,462,297			$-	$-	$-	$-	$-	$5,462,297	Mining duties
Mexico	Federal Treasury	Mining General Directorate	$-	$-	$953,445	$-	$-	$-	$-	$-	$953,445	Concession fees
United States of America	Government of the United States of America	Bureau of Land Management	$-	$-	$1,424,000	$-	$-	$-	$-	$-	$1,424,000	Unpatented claims maintenance fees
Additional notes

Note 1. Amounts paid by our Canadian subsidiary were paid in Canadian dollars (CAD) and by our Mexican subsidiary in Mexican Pesos (MXP) and are automatically converted into United States Dollars at the exhange rate on the date of the transaction. The conversion is automatically performed by the accounting system used by the Company. For reference purposes the average exchange rates for fiscal year 2023 were as follows: 1USD : 1.3497 CAD and 1USD : 17.7634 MXP

Payments by project

Country	Mineral type	Project name	Extraction method	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments that are required by law or contract	Total Amount paid by Project
Canada	Gold	Casa Berardi	Underground and surface mining	$5,646,363	$488,385	$454,619	$-	$-	$-	$-	$-	$6,589,367
Mexico	Silver	Other - San Sebastian	Exploration	$-	$-	$953,445	$-	$-	$-	$-	$-	$953,445
United States of America	Gold	Other - Fire Creek	Exploration	$-	$-	$166,200	$-	$-	$-	$-	$-	$166,200
		Other - Hollister	Exploration	$-	$-	$203,200	$-	$-	$-	$-	$-	$203,200
		Other - Midas	Exploration	$-	$-	$297,800	$-	$-	$-	$-	$-	$297,800
	Silver	Other - Libby Exploration Project	Exploration	$-	$-	$178,200	$-	$-	$-	$-	$-	$178,200
	Gold	Other - Monte Cristo	Exploration	$-	$-	$190,200	$-	$-	$-	$-	$-	$190,200
	Silver	Other - Rio Grande Silver	Exploration	$-	$-	$140,800	$-	$-	$-	$-	$-	$140,800
		Other - Silver Valley	Exploration	$-	$-	$145,600	$-	$-	$-	$-	$-	$145,600
Additional notes

Note 1. Amounts paid by our Canadian subsidiary were paid in Canadian dollars (CAD) and by our Mexican subsidiary in Mexican Pesos (MXP) and are automatically converted into United States Dollars at the exhange rate on the date of the transaction. The conversion is automatically performed by the accounting system used by the Company. For reference purposes the average exchange rates for fiscal year 2023 were as follows: 1USD : 1.3497 CAD and 1USD : 17.7634 MXP